                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            Align Technologies, Inc.
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                                (Name of Issuer)

                    Common Stock, par value $.0001 per share
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                         (Title of Class of Securities)

                                    016255101
                      -------------------------------
                                 (CUSIP Number)

                                December 31, 2001
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)
         [_]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

                               Page 1 of 6 pages

Cusip No. 016255101                 13G                             Page 1 of 6

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1.   Name of Reporting Persons:  Carlyle Partners III, L.P.
I.R.S. Identification Nos. of above persons (entities only): 52-2229944
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2.   Check the Appropriate Box if a Member of a Group (See Instructions)
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     (a) [_]
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     (b) [x]
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3.   SEC Use Only
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4.   Citizenship or Place of Organization:  Delaware
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Number of Shares           5.   Sole Voting Power         -0-
Beneficially Owned By
Each Reporting Person      -----------------------------------------------------
With                       6.   Shared Voting Power       2,895,096
                           -----------------------------------------------------
                           7.   Sole Dispositive Power    -0-
                           -----------------------------------------------------
                           8.   Shared Dispositive Power  2,895,096
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  2,895,096
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [_] N/A
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11.  Percent of Class Represented by Amount in Row (11):      6.0%
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12.  Type of Reporting Person (See Instructions):             PN
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                               Page 2 of 16 pages

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Cusip No. 016255101                   13G                            Page 2 of 6


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1.   Name of Reporting Persons:  CP III Coinvestment, L.P.
I.R.S. Identification Nos. of above persons (entities only): 54-1970037
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2.   Check the Appropriate Box if a Member of a Group (See Instructions)
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     (a)  [_]
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     (b)  [X]
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3.   SEC Use Only
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4.   Citizenship or Place of Organization:  Delaware
-------------------------- -----------------------------------------------------
Number of Shares           5.   Sole Voting Power            -0-
Beneficially Owned By
Each Reporting Person
With
                           -----------------------------------------------------
                           6.   Shared Voting Power          74,616
                           -----------------------------------------------------
                           7.   Sole Dispositive Power       -0-
                           -----------------------------------------------------
                           8.   Shared Dispositive Power     74,616
                           -----------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:     74,616
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [_] N/A
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11):     0.1%
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12.  Type of Reporting Person (See Instructions):           PN
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                               Page 3 of 16 pages

Cusip No. 016255101                   13G                            Page 3 of 6


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1.   Name of Reporting Persons:  TC Group III, L.P.
I.R.S. Identification Nos. of above persons (entities only): 52-2287893
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
--------------------------------------------------------------------------------
     (a)  [_]
--------------------------------------------------------------------------------
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Delaware
-------------------------- -----------------------------------------------------
Number of Shares           5.   Sole Voting Power            -0-
Beneficially Owned By
Each Reporting Person
With
                           -----------------------------------------------------
                           6.   Shared Voting Power          2,969,712
                           -----------------------------------------------------
                           7.   Sole Dispositive Power       -0-
                           -----------------------------------------------------
                           8.   Shared Dispositive Power     2,969,712
                           -----------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  2,969,712
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [_] N/A
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11):     6.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):           PN
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                               Page 4 of 16 pages

Cusip No. 016255101                    13G                           Page 4 of 6

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1.   Name of Reporting Persons:  TC Group III, L.L.C.
I.R.S. Identification Nos. of above persons (entities only):  N/A
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
--------------------------------------------------------------------------------

     (a)  [_]
--------------------------------------------------------------------------------

     (b)  [x]
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3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------

Number of Shares           5.   Sole Voting Power         -0-
                           -----------------------------------------------------
Beneficially Owned By      6.   Shared Voting Power       2,969,712
                           -----------------------------------------------------
Each Reporting Person      7.   Sole Dispositive Power    -0-
                           -----------------------------------------------------
With                       8.   Shared Dispositive Power  2,969,712
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:     2,969,712
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [_] N/A
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (11):      6.1%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions): OO (Limited Liability Company)
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                               Page 5 of 16 pages

Cusip No. 016255101                    13G                           Page 5 of 6

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1.   Name of Reporting Persons:  TC Group, L.L.C.
I.R.S. Identification Nos. of above persons (entities only):  54-1686957
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
--------------------------------------------------------------------------------
     (a)  [_]
--------------------------------------------------------------------------------

     (b)  [x]
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------

Number of Shares           5.   Sole Voting Power            -0-
                           -----------------------------------------------------
Beneficially Owned By      6.   Shared Voting Power          2,969,712
                           -----------------------------------------------------
Each Reporting Person      7.   Sole Dispositive Power       -0-
                           -----------------------------------------------------
With                       8.   Shared Dispositive Power     2,969,712
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  2,969,712
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [_] N/A
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (11):      6.1%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions): OO (Limited Liability Company)
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                               Page 6 of 16 pages

Cusip No. 016255101                   13G                            Page 6 of 6


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1.   Name of Reporting Persons:  TCG Holdings, L.L.C.
I.R.S. Identification Nos. of above persons (entities only):  54-1686011
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
--------------------------------------------------------------------------------
     (a)  [_]
--------------------------------------------------------------------------------
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares          5.   Sole Voting Power          -0-
Beneficially Owned By    -------------------------------------------------------
Each Reporting Person     6.   Shared Voting Power        2,969,712
With                     -------------------------------------------------------
                          7.   Sole Dispositive Power     -0-
                         -------------------------------------------------------
                          8.   Shared Dispositive Power   2,969,712
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:   2,969,712
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [_] N/A
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11):      6.1%
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12.  Type of Reporting Person (See Instructions): OO (Limited Liability Company)
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                               Page 7 of 16 pages

Item 1.

  (a)   Name of Issuer:

         Align Technologies, Inc

  (b)   Address of Issuer's Principal Executive Offices:

         851 Martin Avenue, Santa Clara, California 95050.

Item 2.

(a)      Name of Person Filing:

         Carlyle Partners III, L.P., a Delaware limited partnership

         CP III Coinvestment, L.P., a Delaware limited partnership

         TC Group III, L.P., a Delaware limited partnership

         TC Group III, L.L.C., a Delaware limited liability company

         TC Group, L.L.C., a Delaware limited liability company

         TCG Holdings, L.L.C., a Delaware limited liability company.

(b) Address of Principal Business Office or, if none, Residence: c/o The Carlyle Group

         1001 Pennsylvania Avenue, N.W.,

         Suite 220 South,

         Washington, D.C. 20004-2505.

  (c)   Citizenship:

         Carlyle Partners III, L.P., a Delaware limited partnership

         CP III Coinvestment, L.P., a Delaware limited partnership

         TC Group III, L.P., a Delaware limited partnership

         TC Group III, L.L.C., a Delaware limited liability company

         TC Group, L.L.C., a Delaware limited liability company

         TCG Holdings, L.L.C., a Delaware limited liability company.

  (d)   Title of Class of Securities:

         Common Stock, par value $.0001 per share

                               Page 8 of 16 pages

(e) CUSIP Number:

     016255101

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     Not Applicable.

Item 4.   Ownership


                                                                                         Sole power to     Shared power
                                Amount      Percent    Sole power to   Shared power      dispose or to     to dispose or to
                             beneficially   of class:  vote or direct  to vote or to     direct the        direct the
Reporting Person:               owned:                 the vote:       direct the vote:  disposition of:   disposition of:

                          -------------------------------------------------------------------------------------------------
TCG Holdings, L.L.C.           2,969,712      6.1%          0           2,969,712             0              2,969,712
---------------------------------------------------------------------------------------------------------------------------
TC Group, L.L.C.               2,969,712      6.1%          0           2,969,712             0              2,969,712
---------------------------------------------------------------------------------------------------------------------------
TC Group III, L.L.C.           2,969,712      6.1%          0           2,969,712             0              2,969,712
---------------------------------------------------------------------------------------------------------------------------
TC Group III, L.P.             2,969,712      6.1%          0           2,969,712             0              2,969,712
---------------------------------------------------------------------------------------------------------------------------
Carlyle Partners III, L.P.     2,895,096      6.0%          0           2,895,096             0              2,895,096
---------------------------------------------------------------------------------------------------------------------------
CP III Coinvestment, L.P.         74,616       .1%          0              74,616             0                 74,616
---------------------------------------------------------------------------------------------------------------------------

     Each of the entities listed below is the record owners of the number of shares of Common Stock, par value $0.0001 per share, of Align Technologies, Inc. (the "Common Stock") set forth opposite such entities name below:

Record Holders                                         Shares Held of Record
--------------                                         ---------------------

Carlyle Partners III, L.P.                                  2,895,096

CP III Coinvestment, L.P.                                      74,616

     TC Group III, L.P. is the sole general partner of Carlyle Partners III, L.P. and CP III Coinvestment, L.P. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. TC Group, L.L.C. is the sole managing member of TC Group III, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, (i) TC Group III, L.P. and TC Group III, L.L.C. each may be deemed to be a beneficial owner of shares of Common Stock owned of record by each of Carlyle Partners III, L.P. and CP III Coinvestment, L.P.; and (ii) TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed to be a beneficial owner of the shares of Common Stock owned of record by Carlyle Partners III, L.P. and CP III Coinvestment, L.P.

     William E. Conway, Jr., Daniel A D'Aniello and David M. Rubenstein are managing members (the "TCG Holdings Managing Members") of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of Common Stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. Each of the TCG Holdings Managing Members is a citizen and resident of the United States.

                               Page 9 of 16 pages

Item 5.    Ownership of Five Percent or Less of a Class

         Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable.

Item 8     Identification and Classification of Members of the Group

         Not Applicable.

Item 9.    Notice of Dissolution of Group

         Not Applicable.

Item 10.   Certification

         Not Applicable.

                              Page 10 of 16 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2002

                            CARLYLE PARTNERS III, L.P.

                                By:    TC Group III, L.P., its General Partner
                                By:    TC Group III, L.L.C., its General Partner
                                By:    TC Group, L.L.C., its Managing Member
                                By:    TCG Holdings, L.L.C., its Managing Member

                                By:  /s/ Willam E. Conway, Jr.
                                     -------------------------------------------
                                Name:    Willam E. Conway, Jr.
                                Title: Managing Director

                            CP III COINVESTMENT, L.P.

                                By:    TC Group III, L.P., its General Partner
                                By:    TC Group III, L.L.C., its General Partner
                                By:    TC Group, L.L.C., its Managing Member
                                By:    TCG Holdings, L.L.C., its Managing Member

                                By:  /s/ Willam E. Conway, Jr.
                                     ---------------------------------------
                                Name:   Willam E. Conway, Jr.
                                Title: Managing Director


                            TC GROUP III, L.P.

                                By:    TC Group III, L.L.C., its General Partner
                                By:    TC Group, L.L.C., its Managing Member
                                By:    TCG Holdings, L.L.C., its Managing Member

                                By:  /s/ Willam E. Conway, Jr.
                                     -------------------------------------------
                                Name:    Willam E. Conway, Jr.
                                Title: Managing Director

                            TC GROUP III, L.L.C.

                                By:    TC Group, L.L.C., its Managing Member
                                By:    TCG Holdings, L.L.C., its Managing Member

                                By:  /s/ Willam E. Conway, Jr.
                                     -------------------------------------------
                                Name:    Willam E. Conway, Jr.
                                Title: Managing Director

                              Page 11 of 16 pages

                         TC GROUP, L.L.C.

                                 By: TCG Holdings, L.L.C., its Managing Member

                                 By: /s/ Willam E. Conway, Jr.
                                     ------------------------------------
                                 Name:
                                 Title: Managing Director

                       TCG HOLDINGS, L.L.C.

                                 By: /s/ Willam E. Conway, Jr.
                                     ------------------------------------
                                 Name:   Willam E. Conway, Jr.
                                 Title: Managing Director

                              Page 12 of 16 pages

                                LIST OF EXHIBITS

Exhibit No.       Description
-----------       -----------

    A             Joint Filing Agreement

                              Page 13 of 16 pages